News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Alistair Hammond
Vice President, Investor Relations	CNC Communications
Phone: +1 203-222-5943	Phone: +49-89-599 458 126
Email: thomas.gelston@terex.com	Email: alistair.hammond@cnc-communications.com

TEREX RECEIVES EU ANTITRUST CLEARANCE IN DEMAG CRANES AG PURCHASE OFFER

WESTPORT, CT, August 5, 2011 - Terex Corporation (NYSE: TEX)(“Terex”) today announced that it has received clearance from the European Union to complete its previously announced purchase offer for Demag Cranes AG. With this approval, the final condition of closing has been met, and settlement of the purchase offer is anticipated to occur the week of August 15.

Demag Cranes AG will add a new business segment to Terex with world-class products in industrial cranes and hoists, port technology and service. Demag Cranes AG's business is highly complementary to the existing Terex business, and the combination has compelling industrial logic, with a strong footprint in Europe and emerging markets.

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex and Demag Cranes may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com